Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

PCTEL, INC.,

a Delaware corporation

The Board of Directors of PCTEL, INC., a Delaware corporation (the “Corporation”) having resolved to amend the Amended and Restated Bylaws of the Corporation (the “Bylaws”) in accordance with the Eleventh Article of the Amended and Restated Certificate of Incorporation of the Corporation and ARTICLE IX of the Bylaws, the Bylaws are amended as set forth below, effective as of October 13, 2023:

1.	A new ARTICLE XIII shall be inserted to the Bylaws, which shall provide as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, (i) (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (D) any action asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XIII. If any provision of this ARTICLE XIII shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this ARTICLE XIII, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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